Exhibit 99(h)(3)

AMENDMENT

To Transfer Agency and Service Agreement

between

The Lazard Funds, Inc.

and

Boston Financial Data Services, Inc.

This Amendment is made as of this 3rd day of December, 2014, between The Lazard Funds, Inc. (the “Fund”) and Boston Financial Data Services, Inc. (the “Transfer Agent”) to a Transfer Agency and Service Agreement dated August 15, 2002, as amended (the “Agreement”). In accordance with Section 15.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Representations and Warranties of the Transfer Agent. Section 4 of the Agreement is hereby amended by adding the following sub section 4.7:

“4.7	The Transfer Agent has implemented policies and procedures reasonably designed to ensure compliance with the requirements of the Foreign Account Tax Compliance Act (“FATCA”) as reflected in United States Internal Revenue Service (“IRS”)regulation effective July 1, 2014. These policies and procedures are consistent with the Transfer Agent’s existing contractual obligations as a withholding agent for the Fund.”

2.	Covenants of the Fund and the Transfer Agent. Section 11 of the Agreement is hereby amended by adding the following sub section 11.6:

“11.6	The Transfer Agent shall maintain in the Fund’s records valid documentation sufficient to establish the Chapter 4 status of each shareholder registered on the books of the Fund for purposes of FATCA (including an executed and effective IRS Form W-8, W-9 , as applicable). The Transfer Agent shall take such further actions as required by applicable FATCA regulations or as agreed upon with the Fund from time to time in connection with FATCA compliance.

The Transfer Agent shall advise the Fund when it is notified by a direct shareholder of the Fund or by a Foreign Financial Institution (as that term is defined in FATCA) of any changes in circumstance (for purposes of FATCA) with respect to such shareholders.

3.	All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment; and

4.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE LAZARD FUNDS, INC.	BOSTON FINANCIAL DATA SERVICES, INC.

By:	By:

Name:	Name:

Title:	Title: